EXHIBIT 10.1

CIRRUS LOGIC, INC.
EMPLOYMENT AGREEMENT

This Agreement in entered into effective as of June 25, 1998 (the "Effective Date") by and between Cirrus Logic,
Inc., a California corporation (the "Company") and David
French (the "Employee").

        WHEREAS, the Company desires to employ the Employee on a full-time basis in the capacity of President and Chief
Operating Officer of the Company, and the Employee desires to accept such employment; and

        WHEREAS, the parties desire and agree to enter into an employment relationship by means of this Agreement;

        NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

        1.      Position and Duties.    The Employee shall be employed
and President as Chief Operating Officer of the Company, reporting to the Company's Chief Executive Officer and assuming and discharging such responsibilities as are commensurate with the Employee's position. In performing his basic duties, the Employee shall work at the Company's principal business offices located in Fremont, California and in Austin, Texas. The Employee acknowledges that frequent travel will be necessary in carrying out his duties hereunder. The Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder.

2. Compensation.

(a)     Base Salary.    For all services to be rendered
by the Employee to the Company while this Agreement is in effect, the Employee shall receive a minimum annual base salary equal to $325,000 (the "Base Salary"), payable bi-weekly in accordance with the Company's normal payroll practices. The Base Salary shall be reevaluated yearly and may be increased by the Board, in light of the Employee's performance of his duties.

(b)     Joining Bonuses.        Within fifteen (15)
business days after the Effective Date, the Company will pay the Employee a cash lump sum bonus equal to $150,000 (the "Hiring Bonus"). The bonus amount payable hereunder shall be reduced by applicable payroll and tax withholding. If, within three (3) months of the Effective Date, the Employee resigns or is terminated by the Company for "Cause" (as defined in Section 5 below), the Employee shall be obligated to repay to the Company the Hiring Bonus within ninety (90) days of the date of such resignation or termination.

(c)     Executive Variable Compensation Program.
        The Employee shall be eligible to participate in the Company's Executive Variable Compensation Program ("VCP"). The Employee's target payout under the VCP shall be one hundred percent (100%) of his Base Salary. For fiscal year 1999, the Employee's payout under the VCP shall not be less than $150,000.

(d)     Restricted Stock.       On the Effective Date, the
Company shall grant 250,000 shares of the Company's common stock ("Restricted Stock") without cost to the Employee under the Company's 1996 Stock Plan (the "1996 Plan"). Restricted stock shall vest on the one-year anniversary of the Effective Date, subject to employee's continued employment with the Company, subject to earlier vesting as provided herein. In addition, upon the Employee's request and subject to applicable legal requirements and limitations, the Company will make the Employee a loan of up to $750,000 (the "Loan"). The Loan shall be full recourse and secured by Restricted Stock of equivalent value. The Loan shall bear interest at the minimum rate of interest required to avoid imputed income to the Employee under all applicable provisions of the Internal Revenue Code. The Loan will have a five (5)-year term but will become due and payable 180 days following the Employees termination of employment with the Company for any reason.

(e) Option. As soon as practicable following the Effective Date, the Company shall grant an option to the Employee covering three hundred and fifty thousand (350,000) shares of the Company's Common Stock (the "Option") pursuant to the Company's 1996 Stock Plan and standard form of stock option agreement. Subject to the terms of the 1996 Plan, twenty-five (25%) of the Option shall vest and become exercisable on the first anniversary of the date of Option grant, and an additional one forty-eighth (1/48th) of the Option shall vest and become exercisable at the end of each month thereafter. The exercise price of the Option shall be the closing price of the Company's Common Stock on the date of grant of the Option.

(f)     Relocation: Moving Expenses.    The Employee
shall be eligible for benefits under the Company's relocation policy in the event the Employee relocates to California or Texas. Relocation benefits will be extended for the Employee's primary move and for the relocation of the Employee's minor children. In addition, upon the Employee's request, the Company will make the Employee a relocation loan of up to $750,000 (the "Relocation Loan") to secure a new principal residence in California or in Texas, as applicable. To the extent possible, the Relocation Loan shall be structured so as to qualify as a "employee-relocation loan" within the meaning of the Internal Revenue Code section 7872 and the regulations thereunder, with interest at the minimum rate required to avoid imputed income to the Employee under all applicable provisions of the Internal Revenue Code; provided that, upon termination of the Employee's employment with the Company for any reason, the unpaid principal amount of the Relocation Loan shall bear interest at the then "applicable federal rate" (as defined in Section 1274(d) of the Internal Revenue Code (or any successor provision)). The Relocation Loan will have a fifteen (15)-year term, but will become due and payable 180 days following the Employee's termination of employment with the Company for any reason. The Relocation Loan will be secured by a mortgage on the Employee's new principal residence. The Employee may only apply the proceeds from the Relocation Loan towards the purchase of a new principal residence.

(g)     Termination by Reason of Death or Disability.
        In the event of Employee's death during the term of this Agreement, the Company shall pay to the Employee's estate all salary, bonuses and unpaid vacation accrued as of the date of Employee's death and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law. In the event that, during the term of this Agreement, Employee is unable to perform his job due to disability (as determined under the Company's long-term disability insurance program) for six months in any 12-month period, the Company may, at its option, terminate Employee's employment with the Company and such termination shall entitle the Employee to all salary, bonuses and unpaid vacation accrued as of the date of such termination and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of such termination and in accordance with applicable law.

        3. Other Benefits. The Employee and his legal dependants shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make the Employee and his legal dependants eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

        4.      Expenses.       The Company shall reimburse the Employee
for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expenses reimbursement policy as in effect from time to time.

        5.      Termination.    In the event (i) the Company
terminates the Employee's employment on or before the third anniversary of the Effective Date other than for Cause, or
(ii) any successor to the Company fails or refuses to assume this Agreement in accordance with Section 7 below, the Employee shall be entitled to receive a single, lump-sum severance payment within fifteen (15) days of termination equal to the Employee's then current annual base salary. In addition, the Company shall pay to the Employee a lump-sum payment in an amount equivalent to the reasonably estimated costs the Employee may incur to extend for a period of twelve
(12) months under the COBRA continuation laws the Employee's group health and dental plans coverage in effect on the date of such termination. In addition, in such event the Employee will vest fully in his restricted stock and as to an additional twelve (12) months with respect to the Option, which will remain exercisable for a one-year period following such termination. For purposes of this Agreement, the term "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering the Employee opportunities to cure; (ii) material and willful violation of federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) conviction of a felony or a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company's confidential proprietary information. For purposes of this Agreement, the determination of Cause shall be determined by the Board in its sole and absolute discretion.

        6.      Right to Advice of Counsel.     The Employee
acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement and of the tax consequences thereof.

7. Successors.

(a)     Company's Successors.   Any successor to the
Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company", shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee's Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees and legatees.

8. Notice Clause.

(a) Manner. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

(b)     Effectiveness.  Any notice or other
communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 8(a).



9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

10.     Severability.   The invalidity or unenforceability
of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this agreement.

11.     Integration.    Except as otherwise expressly
provided otherwise herein, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.


12. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

13.     Indemnification.        In the event Employee is made,
or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Employee is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Employee shall be indemnified by the Company, and the Company shall pay Employee's related expenses when and as incurred, all to the fullest extent permitted by law.

14.     Arbitration.    Except for proceedings seeking
injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, or breach of any anti-competition provisions of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this Agreement shall include all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter. Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be San Jose, California. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court of such determination.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year first above written.


                                        CIRRUS LOGIC, INC.

                                        By: /s/ PATRICK V. BOUDREAU
                                        SENIOR VICE PRESIDENT HUMAN
                                        RESOURCES

                                         /s/DAVID FRENCH